CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS FOURTH
CONSECUTIVE YEAR OF GROWTH IN EARNINGS
Las Vegas, Nevada, January 25, 2006–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced 2005 fourth quarter and annual financial results. For the fourth consecutive year, we set records for consolidated net revenues, operating income, EBITDA, net income and earnings per share.
Highlights
•	Record fourth quarter consolidated net revenues of $243.8 million, representing an increase of $29.1 million, or 13.6%, over the fourth quarter of 2004. Record consolidated net revenues of $961.4 million for the year ended December 31, 2005, an increase of $106.7 million, or 12.5%, from 2004.

•	Record fourth quarter consolidated operating income of $39.7 million, an increase of $1.8 million, or 4.8%, from the prior-year fourth quarter. Record consolidated operating income of $168.7 million for 2005, an increase of $9.3 million, or 5.8%, from 2004.

AMERISTAR FINANCIAL RESULTS
ADD ONE
•	Record fourth quarter consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $62.1 million, representing an increase of $4.9 million, or 8.6%, over the fourth quarter of 2004. Record consolidated EBITDA of $254.1 million for the year ended December 31, 2005, an increase of $21.4 million, or 9.2%, from 2004.

•	Fourth quarter consolidated net income of $14.3 million, relatively unchanged compared to the fourth quarter of 2004. Record consolidated net income of $66.3 million for the year ended December 31, 2005, an increase of $4.3 million, or 6.9%, from 2004. Consolidated net income for the quarter and year ended December 31, 2005 was adversely impacted by a one-time $1.2 million after-tax loss on early retirement of our senior secured credit facilities.

•	Fourth quarter diluted earnings per share of $0.25, compared to $0.26 for the fourth quarter of 2004. Diluted earnings per share was a record $1.16 for the year ended December 31, 2005, representing an increase of 4.5% from 2004. Excluding the loss on early retirement of our senior secured credit facilities, diluted earnings per share for the fourth quarter and full year were $0.27 and $1.18, respectively. Analysts’ latest consensus estimates for the fourth quarter and full year 2005, as reported by Thomson First Call, were $0.26 and $1.17, respectively. Our previously issued earnings guidance for the fourth quarter of 2005 indicated a range of $0.24 to $0.26 per share. All share and per-share information in this press release has been adjusted as necessary to give effect to our 2-for-1 stock split effective June 6, 2005.

AMERISTAR FINANCIAL RESULTS
ADD TWO
•	We were the leader in market share (based on gross gaming revenues) for the fourth quarter and full year 2005 in all our markets, with the exception of our Mountain High Casino in Black Hawk, Colorado, which was acquired in December 2004 and is currently undergoing a major renovation and expansion.

•	On November 10, 2005, we entered into a new $1.2 billion senior secured credit facility that includes a $400.0 million seven-year term loan facility and a five-year revolving loan facility with capacity for borrowing up to $800.0 million. A substantial portion of the proceeds from the new term loan facility was used to repay all $362.2 million principal amount of loans outstanding under the replaced senior secured credit facilities. The new credit facility features lower interest rate add-ons compared to our previous senior secured credit facilities and together with operating cash flows will provide the funding for our planned capital improvement projects and the redemption in February 2006 of our 10-3/4% Senior Subordinated Notes due 2009, which redemption will result in a further significant reduction in our borrowing costs, as discussed below.

•	On November 15, 2005, our Board of Directors declared a quarterly cash dividend of $0.078125 per share, which was paid to stockholders of record as of November 30, 2005.

AMERISTAR FINANCIAL RESULTS
ADD THREE
     Craig H. Neilsen, Chairman and CEO, stated: “The year 2005 was the most prosperous in the Company’s history. We continued to improve upon the financial successes of prior years by further increasing revenues, profitability and cash flows. Our performance in 2005 extends our trend of growth in key performance indicators – net revenues, operating income, EBITDA, net income and earnings per share – for a fourth consecutive year. We believe our growth is largely the result of the successful application of our core operating strategies, all of which are intended to maximize our competitive advantages in all our markets. In 2006, we will continue to move forward with previously announced major capital projects at our Mountain High, St. Charles and Vicksburg properties. We have made substantial progress on our Mountain High renovation and expansion and expect to rebrand the property under the “Ameristar” name in April 2006. As part of the rebranding, Ameristar Black Hawk will feature an expanded parking garage that nearly doubles its previous capacity, a remodeling of the first and second floor gaming and non-gaming venues and an expansion of the casino’s second floor that will allow for an additional 700 slot machines. With this project, we are well on the way for the property to gain a presence in the greater Denver market comparable to our achievements in our other markets.”

AMERISTAR FINANCIAL RESULTS
ADD FOUR
Financial Results
     Net Revenues
     Consolidated net revenues for the fourth quarter of 2005 were $243.8 million, an increase of 13.6% compared to the fourth quarter of 2004. All of our properties improved in net revenues, with increases of 45.0% at Ameristar Vicksburg, 11.0% at the Jackpot Properties, 7.2% at Ameristar Council Bluffs, 2.7% at Ameristar Kansas City and 1.4% at Ameristar St. Charles. The improved financial performance of our Vicksburg property is primarily attributable to the substantial increase in business volume following the closure of the Gulf Coast casinos as a result of Hurricane Katrina. Mountain High contributed $10.1 million to the increase in net revenues during the fourth quarter of 2005.
     For the full year, we had net revenues of $961.4 million, an increase of $106.7 million, or 12.5%, over 2004. Mountain High contributed $49.3 million to the increase in consolidated annual net revenues. All our other properties improved their net revenues over the prior year, with increases of $18.6 million (17.4%) at Ameristar Vicksburg, $14.6 million (8.5%) at Ameristar Council Bluffs, $13.2 million (5.6%) at Ameristar Kansas City, $7.1 million (2.6%) at Ameristar St. Charles and $3.8 million (6.3%) at the Jackpot Properties. For the year ended December 31, 2005, promotional allowances increased $24.7 million, or 14.9%, over the prior year due in part to a rise in rated play and the increasingly competitive environment in our Missouri and Iowa markets. For 2005, Mountain High contributed $10.3 million to the increase in promotional allowances over the prior year.

AMERISTAR FINANCIAL RESULTS
ADD FIVE
     For the quarter, all of our Ameristar-branded properties improved their market leadership positions over the prior-year fourth quarter. Ameristar Council Bluffs and Ameristar Vicksburg extended and improved their long-time market leadership positions by 3.7 and 2.0 percentage points to 43.4% and 47.0%, respectively, over the fourth quarter of 2004. Ameristar St. Charles and Ameristar Kansas City increased market share by 0.8 and 0.7 percentage points to 32.1% and 36.8%, respectively, over the prior-year fourth quarter.
     For the year ended December 31, 2005, three of our properties improved their market share over the prior year: Ameristar Council Bluffs with a 2.2 percentage point increase to 43.1%; Ameristar Kansas City with a 1.6 percentage point increase to 36.7%; and Ameristar Vicksburg with a 1.3 percentage point increase to 46.7%. Ameristar St. Charles maintained its market share leadership position for 2005 with 31.9% of the market, despite a 0.2 percentage point decrease from the prior year.
     Consolidated casino revenues for the fourth quarter of 2005 increased $34.1 million over the 2004 fourth quarter principally due to a $32.6 million (17.5%) increase in slot revenues. During the fourth quarter of 2005, Ameristar Vicksburg’s casino revenues increased $11.0 million, or 40.2%, over the corresponding 2004 quarter. Mountain High contributed $11.0 million to the increase in casino revenues over the fourth quarter of 2004. We believe the growth in slot revenues at our other properties has been driven by the complete implementation of coinless slot technology at our Ameristar-branded properties and our successful slot mix strategy, which includes the continued introduction of new-generation, low-denomination slot machines

AMERISTAR FINANCIAL RESULTS
ADD SIX
that have been increasingly popular with our customers. We further believe casino revenues increased in part as a result of the continued successful implementation of our targeted marketing programs, as evidenced by a 10.6% increase in rated play at our Ameristar-branded properties from the fourth quarter of 2004. Promotional allowances in the 2005 fourth quarter increased $12.7 million, or 32.3%, over the prior-year fourth quarter due to the factors mentioned above.
     Casino revenues for the year ended December 31, 2005 increased $117.3 million, or 13.7%, from 2004, including increases in slot and poker revenues of 15.2% and 17.2%, respectively. The increased gaming revenues are mostly attributable to the continued improvement in our slot product and the other factors described above.
     Operating Income and EBITDA
     In the fourth quarter of 2005, consolidated operating income increased $1.8 million, or 4.8%, to $39.7 million compared to the fourth quarter of 2004. Consolidated operating income margin decreased 1.4 percentage points from the prior-year fourth quarter to 16.3%. Consolidated EBITDA increased 8.6% to $62.1 million compared to the fourth quarter of 2004. However, consolidated EBITDA margin in the fourth quarter of 2005 decreased 1.1 percentage points from the last quarter of 2004 to 25.5%. The growth in operating income and EBITDA over the prior-year quarter was substantially attributable to Ameristar Vicksburg’s strong fourth quarter results, which included a 109.8% increase in operating income and a 77.5% increase in EBITDA. The Vicksburg property’s improved financial performance was somewhat offset by greater than expected construction disruption at Mountain High and increased competitive pressures

AMERISTAR FINANCIAL RESULTS
ADD SEVEN
experienced by our Missouri and Iowa properties, which negatively impacted consolidated operating income, EBITDA and the related margins.
     Consolidated operating income was also affected by an increase in depreciation expense. Depreciation and amortization expense increased $3.1 million (16.3%) over the fourth quarter of 2004, primarily due to the increase in our depreciable assets resulting from the purchase of new-generation, low-denomination slot product and $1.8 million in additional depreciation expense relating to Mountain High.
     During the fourth quarter of 2005, Ameristar Vicksburg more than doubled operating income over the fourth quarter of 2004, to $13.9 million. Additionally, our Vicksburg property improved EBITDA for the quarter ended December 31, 2005 by $7.4 million over the prior-year quarter. We expect this increase in the property’s business volume to diminish as the Gulf Coast casinos re-open.
     The increased costs associated with marketing and promotional activities at Ameristar St. Charles resulted in decreases of $1.9 million (11.9%) in operating income and $1.6 million (7.2%) in EBITDA compared to the prior-year fourth quarter. Ameristar St. Charles’ 2005 fourth quarter operating income and EBITDA margins also decreased by 3.0 and 2.7 percentage points, respectively, from the fourth quarter of 2004.

AMERISTAR FINANCIAL RESULTS
ADD EIGHT
     Ameristar Kansas City’s 2005 fourth quarter operating income decreased $1.7 million, or 15.4%, and EBITDA decreased $1.2 million, or 7.6%, compared to the prior-year period. The related operating income and EBITDA margins declined 3.3 and 2.7 percentage points, respectively, over the last quarter of 2004, due in part to increased promotional spending.
     Ameristar Council Bluffs increased fourth quarter operating income by $1.1 million, or 9.3%, and EBITDA by $1.3 million, or 8.6%, compared to the prior-year fourth quarter. The increase in revenues at our Council Bluffs property from the prior-year period enabled the property to improve its operating income margin by 0.6 percentage point, to 29.3%. We continue to benefit from significant construction disruption and a reduced number of available slot machines at the competing racetrack casino. We believe that competition will intensify in this market as the improvements at the racetrack casino are completed, which is expected to occur throughout the first quarter of 2006.
     For the quarter ended December 31, 2005, Mountain High reported a $1.3 million operating loss and $0.7 million of EBITDA. Significant construction disruption due to the casino expansion project currently underway materially affected Mountain High’s operating results during the fourth quarter.
     For the full year 2005, consolidated operating income and EBITDA reached record levels of $168.7 million and $254.1 million, respectively. Corporate expense increased $8.7 million, or 22.1%, compared to 2004. This increase resulted primarily from $4.1 million of additional employee compensation and benefit costs and from

AMERISTAR FINANCIAL RESULTS
ADD NINE
increased development activities. Development-related costs totaled $6.6 million for the year ended December 31, 2005, a $2.3 million increase over 2004.
     Net Income and Diluted Earnings Per Share
     For the fourth quarter of 2005, net income was $14.3 million, relatively unchanged compared to the fourth quarter of 2004. Diluted earnings per share were $0.25 in the quarter ended December 31, 2005, compared to $0.26 in the corresponding prior-year quarter. Diluted earnings per share in the 2005 quarter were adversely affected by $0.02 as a result of a one-time $1.2 million after-tax loss on the early retirement of our previous senior secured credit facilities. Interest expense for the 2005 fourth quarter was $15.6 million, up $1.6 million from the fourth quarter of 2004. The increase was due primarily to a 0.5 percentage point rise in our average interest rate and, to a lesser extent, an increase in our long-term debt level resulting from the $115.0 million borrowed in December 2004 to fund the acquisition of Mountain High.
     Net income for the full year 2005 increased to $66.3 million from $62.0 million in 2004, and diluted earnings per share improved to $1.16 from $1.11. Interest expense for 2005 increased 6.9% to $60.9 million for the reasons noted above.
     Our effective income tax rate decreased from 36.9% for the quarter ended December 31, 2004 to 36.2% for the quarter ended December 31, 2005, due primarily to a decline in our effective state income tax rate. Our effective income tax rate for the year ended December 31, 2005 was 36.8%, compared to 38.6% for the prior year. The federal statutory rate was 35.0% in each year. The differences from the statutory rate

AMERISTAR FINANCIAL RESULTS
ADD TEN
were due to the effects of certain expenses we incurred that are not deductible for federal income tax purposes.
Liquidity and Capital Resources
     Our financial position remains strong, with approximately $106.1 million of cash and cash equivalents and $794.6 million of available borrowing capacity under our new revolving loan facility as of December 31, 2005 (approximately $420.0 million of which will be used to fund the redemption of our senior subordinated notes in February 2006). Upon satisfaction of certain conditions, we will also have the option to increase the total amount available under the new credit facility by up to an additional $400.0 million. During the fourth quarter of 2005, our long-term debt increased by approximately $37.6 million, due primarily to $400.0 million in borrowings under our new term loan facility, of which $362.2 million were used to repay the replaced senior credit facilities, with the balance being held to provide funding for future capital needs. At December 31, 2005, our total debt was $780.4 million, representing an increase of $14.1 million from December 31, 2004.
     On February 15, 2006, we will redeem all $380.0 million outstanding principal amount of our 10-3/4% Senior Subordinated Notes due 2009 at a redemption price of 105.375% of the principal amount, plus $20.4 million in accrued and unpaid interest to the redemption date. We anticipate that the redemption will reduce our average interest rate and provide significant savings related to interest expense, although it will result in a one-time charge for loss on early retirement of debt in the first quarter of 2006 of approximately $26.2 million on a pre-tax basis.

AMERISTAR FINANCIAL RESULTS
ADD ELEVEN
     Capital expenditures for the 2005 fourth quarter and full year totaled $45.7 million and $177.8 million, respectively. Substantially all 2005 capital expenditures were funded with cash from operations. Capital expenditures during the fourth quarter included $17.7 million for capital improvement projects at Mountain High, $8.7 million for the acquisition of slot machines and $6.6 million for the expansion project at Ameristar St. Charles, which is described below. Capitalized interest for the quarter and year ended December 31, 2005 totaled $1.8 million and $5.0 million, respectively.
Capital Projects
     We continue to make progress toward the completion of our planned capital improvements at Mountain High. The expansion of the parking garage, which nearly doubled the capacity to 1,550 parking spaces, was completed in November 2005 and the remodeling of the casino and non-gaming venues on the first floor was substantially completed in December 2005. In February 2006, we expect to complete the second floor of the casino, which will include an additional 700 slot machines. We intend to rebrand Mountain High under the “Ameristar” name in April 2006. The construction of a 537-room AAA Four Diamond-quality hotel is planned to begin in the first quarter of 2006 and is expected to be completed in the second quarter of 2008. We believe the quality and scope of the property will enable us to become the market share leader in the greater Denver market after these improvements are completed.

AMERISTAR FINANCIAL RESULTS
ADD TWELVE
     At Ameristar St. Charles, we have commenced the construction of a 400-room, all-suite hotel, an indoor/outdoor swimming pool, a 7,000 square-foot full-service spa, 20,000 square feet of new meeting and conference facilities and an additional 2,000-space parking garage. The total cost of these projects is expected to be approximately $240 million, with the completion dates projected to be the second quarter of 2006 for the conference facilities, the fourth quarter of 2006 for the initial 1,400 spaces of the parking garage and the fourth quarter of 2007 for the hotel and the remainder of the garage. We believe these planned improvements will allow us to further enhance our competitive advantage in the St. Louis market, which should position us to extend our market share leadership. We expect minimal construction disruption to existing operations as these capital improvement projects are being completed.
     At Ameristar Vicksburg, we have commenced the first phase of our master expansion plan with the construction of a new 1,083-space parking garage, which is expected to be completed by November 2006. In March 2006, we plan to commence an expansion of the casino vessel that will directly connect to the new parking garage. The expanded casino will allow for the addition of up to 800 slot machines. The expansion project will also include the addition of two new restaurants, a new Star Club for our VIP guests, a poker room, a retail shop and other amenities. This project is slated for a March 2007 completion. The expected cost of our planned capital improvements at Ameristar Vicksburg is approximately $90 million. These improvements will help alleviate long-standing capacity constraints in parking and

AMERISTAR FINANCIAL RESULTS
ADD THIRTEEN
gaming positions, which we believe will allow us to increase our market dominance in Vicksburg.
     While we have decided to proceed on a number of internal capital expenditure projects, we will continue to explore opportunities in new jurisdictions and potential growth from acquisitions. We will continue to aggressively pursue external expansion opportunities in an attempt to further diversify our assets and increase shareholder value.
Outlook
     Based on our preliminary results of operations to date in 2006 and our outlook for the remainder of the quarter, we currently estimate operating income of $47 million to $49 million, EBITDA of $70 million to $72 million (given anticipated depreciation expense of $23 million), interest expense of $13 million and diluted earnings per share of $0.08 to $0.10 for the first quarter of 2006.
     For the year ending December 31, 2006, we currently estimate operating income of $166 million to $174 million, EBITDA of $263 million to $271 million (given anticipated depreciation expense of $97 million), interest expense of $49 million and diluted earnings per share of $0.98 to $1.06.
     The first quarter and annual estimates take into account construction disruption at Mountain High, Vicksburg and, to a far lesser extent, St. Charles associated with the projects described above as we position them for future growth. The above estimates also give effect to the February 2006 redemption of our senior subordinated notes, which will adversely impact first quarter

AMERISTAR FINANCIAL RESULTS
ADD FOURTEEN
and full year 2006 diluted earnings per share by approximately $0.28. Additionally, Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, became effective on January 1, 2006. Statement No. 123(R) requires the recognition of compensation expense in an amount equal to the fair value of share-based payments (e.g., stock options and restricted stock) granted to employees. The above estimates of operating income, EBITDA and diluted earnings per share give effect to the impact of this new standard, which we anticipate will result in additional after-tax expense of $1.3 million for the first quarter of 2006 and $5.6 million for the full year 2006 and adversely impact diluted earnings per share by $0.02 and $0.10 for the first quarter and full year 2006, respectively.
     Excluding the effects of the one-time loss on redemption of our notes and the adoption of Statement No. 123(R), our estimates for diluted earnings per share for the first quarter of 2006 are $0.38 to $0.40 and for the full year 2006 are $1.36 to $1.44. Excluding the effect of the adoption of Statement No. 123(R), our estimates for EBITDA are $72 million to $74 million for the first quarter 2006 and $272 million to $280 million for the full year 2006.
     Gaming regulatory authorities in Colorado, Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances and other expenses) influence our operating income, EBITDA and diluted earnings per

AMERISTAR FINANCIAL RESULTS
ADD FIFTEEN
share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.
Conference Call
     We will hold a conference call to discuss our fourth quarter results and guidance for the first quarter and full year 2006 at 5:00 p.m. Eastern Time on January 25, 2006. The call can be accessed live by calling (800) 500-0311. It can be replayed until February 2, 2006 at 3:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 4526614. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site – www.ameristar.com – in About Ameristar/Investor Relations under the Quarterly Results Conference Calls section.
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item

AMERISTAR FINANCIAL RESULTS
ADD SIXTEEN
1. Business — Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Mountain High in Black Hawk, Colorado (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
###
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR FINANCIAL RESULTS
ADD SEVENTEEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
REVENUES:
Casino	$248,832	$214,685	$974,178	$856,901
Food and beverage	33,099	27,937	125,918	114,010
Rooms	6,593	6,062	25,355	26,082
Other	7,384	5,382	26,041	23,166

	295,908	254,066	1,151,492	1,020,159
Less: Promotional allowances	52,117	39,386	190,134	165,461

Net revenues	243,791	214,680	961,358	854,698

OPERATING EXPENSES:
Casino	110,662	94,193	431,101	379,909
Food and beverage	17,634	16,416	66,299	63,758
Rooms	1,540	1,653	6,454	6,565
Other	4,312	2,951	16,503	13,687
Selling, general and administrative	47,379	42,331	186,050	157,907
Depreciation and amortization	22,355	19,220	85,366	73,236
Impairment loss	186	—	869	174

Total operating expenses	204,068	176,764	792,642	695,236

Income from operations	39,723	37,916	168,716	159,462

OTHER INCOME (EXPENSE):
Interest income	298	88	830	245
Interest expense	(15,592)	(13,974)	(60,913)	(57,003)
Loss on early retirement of debt	(1,890)	(250)	(2,074)	(923)
Other	(110)	(858)	(1,655)	(904)

INCOME BEFORE INCOME TAX PROVISION	22,429	22,922	104,904	100,877
Income tax provision	8,129	8,464	38,619	38,898

NET INCOME	$14,300	$14,458	$66,285	$61,979

EARNINGS PER SHARE:
Basic	$0.26	$0.27	$1.19	$1.15

Diluted	$0.25	$0.26	$1.16	$1.11

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	55,906	54,537	55,664	54,114

Diluted	57,061	56,125	57,127	55,653

AMERISTAR FINANCIAL RESULTS
ADD EIGHTEEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Consolidated cash flow information
Net cash provided by operating activities	$44,710	$52,228	$197,459	$176,504
Net cash used in investing activities	(50,530)	(136,050)	(175,849)	(208,658)
Net cash provided by/(used in) financing
activities	29,189	94,143	(1,988)	40,457

Net revenues
Ameristar St. Charles	$70,500	$69,555	$286,028	$278,887
Ameristar Kansas City	61,885	60,272	247,586	234,432
Ameristar Council Bluffs	45,787	42,699	186,367	171,755
Ameristar Vicksburg	37,929	26,151	126,089	107,440
Jackpot Properties	15,518	13,979	63,939	60,160
Mountain High (1)	12,172	2,024	51,349	2,024

Consolidated net revenues	$243,791	$214,680	$961,358	$854,698

Operating income (loss)
Ameristar St. Charles	$14,070	$15,978	$63,268	$67,125
Ameristar Kansas City	9,577	11,316	48,226	44,803
Ameristar Council Bluffs	13,406	12,268	56,452	50,656
Ameristar Vicksburg	13,887	6,620	38,812	27,592
Jackpot Properties	2,012	1,908	10,851	8,962
Mountain High (1)	(1,250)	851	304	851
Corporate and other	(11,979)	(11,025)	(49,197)	(40,527)

Consolidated operating income	$39,723	$37,916	$168,716	$159,462

EBITDA (2)
Ameristar St. Charles	$20,680	$22,282	$89,510	$91,108
Ameristar Kansas City	15,150	16,391	69,235	64,172
Ameristar Council Bluffs	16,588	15,278	68,638	62,161
Ameristar Vicksburg	16,896	9,517	50,696	38,944
Jackpot Properties	3,152	2,936	15,209	12,824
Mountain High (1)	698	998	6,699	998
Corporate and other	(11,086)	(10,266)	(45,905)	(37,509)

Consolidated EBITDA	$62,078	$57,136	$254,082	$232,698

Operating income margins (3)
Ameristar St. Charles	20.0%	23.0%	22.1%	24.1%
Ameristar Kansas City	15.5%	18.8%	19.5%	19.1%
Ameristar Council Bluffs	29.3%	28.7%	30.3%	29.5%
Ameristar Vicksburg	36.6%	25.3%	30.8%	25.7%
Jackpot Properties	13.0%	13.6%	17.0%	14.9%
Mountain High (1)	(10.3%)	42.0%	0.6%	42.0%
Consolidated operating income margin	16.3%	17.7%	17.5%	18.7%

AMERISTAR FINANCIAL RESULTS
ADD NINETEEN
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
EBITDA margins (2)
Ameristar St. Charles	29.3%	32.0%	31.3%	32.7%
Ameristar Kansas City	24.5%	27.2%	28.0%	27.4%
Ameristar Council Bluffs	36.2%	35.8%	36.8%	36.2%
Ameristar Vicksburg	44.5%	36.4%	40.2%	36.2%
Jackpot Properties	20.3%	21.0%	23.8%	21.3%
Mountain High (1)	5.7%	49.3%	13.0%	49.3%
Consolidated EBITDA margin	25.5%	26.6%	26.4%	27.2%
(1)	We acquired Mountain High on December 21, 2004, and operating results are included only since the acquisition date.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(3)	Operating income margin is operating income (loss) as a percentage of net revenues.

AMERISTAR FINANCIAL RESULTS
ADD TWENTY
RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Year
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Ameristar St. Charles:
Operating income	$14,070	$15,978	$63,268	$67,125
Depreciation and amortization	6,610	6,304	26,242	23,983

EBITDA	$20,680	$22,282	$89,510	$91,108

Ameristar Kansas City:
Operating income	$9,577	$11,316	$48,226	$44,803
Depreciation and amortization	5,573	5,075	21,009	19,369

EBITDA	$15,150	$16,391	$69,235	$64,172

Ameristar Council Bluffs:
Operating income	$13,406	$12,268	$56,452	$50,656
Depreciation and amortization	3,182	3,010	12,186	11,505

EBITDA	$16,588	$15,278	$68,638	$62,161

Ameristar Vicksburg:
Operating income	$13,887	$6,620	$38,812	$27,592
Depreciation and amortization	3,009	2,897	11,884	11,352

EBITDA	$16,896	$9,517	$50,696	$38,944

Jackpot Properties:
Operating income	$2,012	$1,908	$10,851	$8,962
Depreciation and amortization	1,140	1,028	4,358	3,862

EBITDA	$3,152	$2,936	$15,209	$12,824

Mountain High:
Operating income (loss)	$(1,250)	$851	$304	$851
Depreciation and amortization	1,948	147	6,395	147

EBITDA	$698	$998	$6,699	$998

Corporate and other:
Operating loss	$(11,979)	$(11,025)	$(49,197)	$(40,527)
Depreciation and amortization	893	759	3,292	3,018

EBITDA	$(11,086)	$(10,266)	$(45,905)	$(37,509)

Consolidated:
Operating income	$39,723	$37,916	$168,716	$159,462
Depreciation and amortization	22,355	19,220	85,366	73,236

EBITDA	$62,078	$57,136	$254,082	$232,698

###